AMENDMENT NO. 1 TO SCHEDULE A
                                     OF THE
                          EXPENSE LIMITATION AGREEMENT

THIS SCHEDULE A to the Expense Limitation Agreement dated May 1, 2001 (the Agreement") between PBHG Insurance Series Fund and Pilgrim Baxter & Associates, Ltd., amended as of , 2002 to add PBHG Stable Value Portfolio, sets forth, pursuant to Section 1.2 of the Agreement, the total operating expense limit for each Portfolio.

PBHG INSURANCE SERIES FUND

                                                                      TOTAL OPERATING
                                               DATE ON WHICH THE      EXPENSE LIMIT
                                               AGREEMENT BECAME       (AS A PERCENTAGE OF
PORTFOLIO                                      EFFECTIVE FOR THE      AVERAGE DAILY NET
---------                                      PORTFOLIO              ASSETS)
                                               ---------              -------
  PBHG Growth II Portfolio                     May 1, 2001            1.20%

  PBHG Large Cap Growth Portfolio              May 1, 2001            1.10%

  PBHG Small Cap Value Portfolio               May 1, 2001            1.20%

  PBHG Select Value Portfolio                  May 1, 2001            1.00%

  PBHG Technology & Communications Portfolio   May 1, 2001            1.20%

  PBHG Select 20 Portfolio                     May 1, 2001            1.20%

  PBHG Mid-Cap Value Portfolio                 May 1, 2001            1.20%

  PBHG Small Cap Growth Portfolio              May 1, 2001            1.20%

  PBHG Stable Value Portfolio                  ______, 2002           1.20%




PBHG INSURANCE SERIES FUND              PILGRIM BAXTER & ASSOCIATES, LTD.


By: __________________________          By: ____________________________________

Title: _______________________          Title: _________________________________